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                                                                     EXHIBIT 5

                                  September 30, 1998




Mr. John P. Wilmers
President and Chief Executive Officer
Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha, NE.  68112

     Re: Registration of 390,000 Additional Shares on Amendment No. 2 to Form S-8 and filing of Amended and Restated Reoffer Prospectuses for the 1995 Stock Option Plan and the 1995 Outside Directors Stock Option Plan

Dear Mr. Wilmers:

     We have acted as legal counsel for Ballantyne of Omaha, Inc., a Delaware corporation, (the "Company") in connection with the Company's preparation of the above-referenced registration of additional shares on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"), the prospectus which is not filed, but is included as a part of the Form S-8 (the "Prospectus") and the registration of the reoffer by certain affiliates and the two Amended and Restated Reoffer Prospectuses prepared for the Company's 1995 Stock Option Plan (the "1995 Plan") and the 1995 Outside Director's Stock Option Plan ("Outside Director's Plan"). All of the shares are to be offered and sold, or reoffered and resold by the Company or its affiliates pursuant to the Plan and in the manner set forth in the Plan, Form S-8 and respective Prospectuses.

     In connection herewith, we have examined: (i) the Form S-8 and the Prospectus; (ii) the two Reoffer Prospectuses; (iii) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company; (iv) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8; and (v) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

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     Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Delaware; and (ii) the shares issued pursuant to the Plan, upon issuance and payment therefor, as contemplated by the Plan, Form S-8 and the Prospectus, will be validly issued, fully paid and non-assessable common stock of the Company.

     We hereby consent to the filing of the opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectuses. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                                        Very truly yours,


                                        Cline, Williams, Wright, Johnson &
                                        Oldfather